Emerald Oil Announces Closing of 2.00% Convertible Notes Offering and Full Exercise of Over-Allotment Option

DENVER, CO—03/24/14—Emerald Oil, Inc. (NYSE MKT: EOX) (the “Company”) announced today the closing of its previously-announced private offering of $172.5 million in aggregate principal amount of 2.00% Convertible Senior Notes due 2019 (the “Convertible Notes”), which includes the full exercise by the initial purchasers of their option to purchase an additional $32.5 million principal amount of the Convertible Notes.

Net proceeds from the sale of the Convertible Notes as a result of the option exercise, after deducting fees and estimated expenses, were approximately $166.8 million. The Company intends to use the net proceeds from this offering to repay all of the outstanding borrowings under its revolving credit facility and for general corporate purposes, including funding a portion of the Company's drilling and development program and potential acquisitions.

Credit Suisse Securities (USA) LLC and Barclays Capital Inc. acted as joint book-running managers for the offering.

The Convertible Notes were offered to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933 (the “Securities Act”). The Convertible Notes and the common stock issuable upon conversion of the Convertible Notes have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The offering is being made to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

Forward-Looking Statements

All statements included in this release relating to future plans, projects, events or conditions and all other statements other than statements of historical fact included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release relate to, among other things, the offering of the Convertible Notes and the expected use of proceeds from such offering. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions, including changes in long-term oil and gas prices and other market conditions affecting the oil and gas industry, reservoir performance, the outcome of commercial negotiations and changes in technical or operating conditions, among others, that could cause actual results, including project plans and related expenditures and resource recoveries, to differ materially from those described in the forward-looking statements. The Company does not assume any obligation and expressly disclaims any duty to update the information contained herein except as required by law.

Corporate Contact:

Emerald Oil, Inc.

Ryan Smith

Vice President of Capital Markets and Strategy

303-323-0008

info@emeraldoil.com

www.emeraldoil.com